FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Agreement (the “Amendment”) is a Fourth Amendment to the Employment Agreement dated September 1, 1999 and as amended by the First Amendment to the Employment Agreement dated March 6, 2002, by the Second Amendment dated May 1, 2003 and by the Third Amendment to the Employment Agreement dated November 1, 2003 (as amended, the “Agreement”) by and between W.T. Wamberg (the “Executive”) and Clark, Inc. (the “Company”) which the parties have made and entered into as of the 20th day of March, 2006.

Introduction

WHEREAS, the Executive and the Company are parties to the Agreement pursuant to which the Company offered employment to the Executive and the Executive accepted such offer of employment on the terms set forth in the Agreement;

WHEREAS, the Company and the Executive have mutually agreed on certain changes in the Executive’s Base Salary and Annual Bonus;

NOW, THERFORE, BE IT RESOLVED, in consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

Terms of Amendment

1.	Section 4(a) of the Agreements shall be amended effective, March 20, 2006, by deleting the existing Section 4(a) in its entirety and replacing it with the following:

Salary. During the Period of Employment, the Company shall pay the Executive an annualized base salary of Two Hundred Sixty Thousand Dollars ($260,000) per year (the “Base Salary”). The Base Salary shall be reviewed annually at the end of each fiscal year during the Period of Employment by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Based upon such reviews the Committee may change the Base Salary. Beginning March 18, 2006, the Executive shall be paid an annualized Base Salary of Fifty Thousand Dollars ($50,000) per year. The Executive’s Base Salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of the Company.

2.	Section 4(b) of the Agreement shall be amended, effective March 20, 2006, by deleting the existing Section 4(b) in its entirety and replacing it with the following:

Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) of up to 140% of his Base Salary, as determined by the Committee in its sole discretion. Beginning with the 2006 fiscal year, the Executive shall be eligible to receive a bonus of up to 160% of his Base Salary, to be paid in either cash or an equivalent number of options to purchase the common stock of Clark, Inc. at an exercise price equal to the fair market value of such common stock on the date of grant, which grant will be made under the Company’s Incentive Compensation Plan or a substantially equivalent stock option plan (the “Option Plan”). For purposes of this Section 4(b) only, the Base Salary to be used for the 2006 Fiscal Year for the calculation of the Annual Bonus shall be Five Hundred and Fifty Thousand Dollars ($550,000). For fiscal years beginning in 2007, the Committee shall decide, in its sole discretion, the amount of Base Salary to be used in the calculation of the Annual Bonus. The grant date of any options which are awarded to the Executive for payment of the Annual Bonus as well as the vesting of such options, shall also be determined by the Committee in its sole discretion. Any payments of the Annual Bonus which are made in cash shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of the Company.

3.	A new Section 4(c) shall be added to the Agreement, effective March 20, 2006, to read as follows:

Annual Options. Effective March 18, 2006, Executive shall be granted options with a Black-Scholes value on the date of grant, as determined by the Committee, equal to $384,615, with such options vesting in substantially equal amounts quarterly between the grant date and the first anniversary of the grant date. Effective January 1, 2007, and each January 1 thereafter during the Period of Employment, the Committee shall grant Executive options with a Black-Scholes value on the date of grant, as determined by the Committee, equal to $500,000 (or such other amount as determined by the Committee), with such options vesting in substantially equal amounts on the last day of each calendar quarter during the year. The Committee may grant such other equity awards to Executive as it determines in its sole discretion.

4.
This Amendment shall be attached to and form a part of the Agreement between the Executive and the Company. Except as modified by the Amendment, the Agreement shall remain in full force and effect without modification. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, W.T. WAMBERG AND CLARK, INC. HAVE DULY ACKNOWLEDGED THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT DATED SEPTEMBER 1, 1999, AS AMENDED, AND ACKNOWLEDGE THAT EACH PARTY HAS READ, UNDERSTANDS AND ACCEPTS THE CONTENTS OF THIS AMENDMENT, AND THAT EACH PARTY HAS EXECUTED THIS AMENDMENT EFFECTIVE AS OF THE DATE FIRST WRITTEN ABOVE.

W.T. WAMBERG /s/ W. T. Wamberg W.T. Wamberg March 20, 2006 Date	CLARK, INC. By: /s/ Thomas M. Pyra Its: President March 20, 2006 Date